ROSS MILLER Secretary of State 204 North Carson Street, Ste-1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

 USE BLACK INK ONLY-DO NOT HIGHLIGHT                                                                                    ABOVE SPACE FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability

Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.

Name of Nevada entity as last recorded in this office:

Liberty Silver Corp.

2.

The articles are: (mark only one box)   ■Restated     □ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly

3.

Indicate what changes have been made by checking the appropriate box:*

□ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _____________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

□ The entity name has been amended.

□ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent).

□ The purpose of the entity has been amended.

■ The authorized shares have been amended.

■ The directors, managers or general partners have been amended.

□ IRS tax language has been added.

□ Articles have been added.

□ Articles have been deleted.

■ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Article Second:  Address of registered office of corporation in Nevada has changed.

Article Eighth:  Registered Agent has merged with another service company and changed its name.  New name and address are included.

4.

Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised 8-31-11

Amended and Restated

Articles of Incorporation

of

Liberty Silver Corp.

First. The name of the corporation is Liberty Silver Corp.

Second. The registered office of the corporation in the State of Nevada is located at 311 W Third Street

Carson City NV 89703.  The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation. The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

Third. The objects for which this corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a)	Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

b)	May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

c)

Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

d)	Shall have power to sue and be sued in any court of law or equity.

e)	Shall have power to make contracts.

f)

Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

g)	Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

h)

Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

i)	Shall have power to wind up and dissolve itself, or be wound up or dissolved.

j)

Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

k)

Shall have the power to borrow money and contract debts when Necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

l)

Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.

m)	Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.

n)

Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries,

o)

Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendments thereof.

p)	Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

q)	Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is: Three Hundred Ten Million (310,000,000). These shares shall be divided into two classes with 300,000,000 shares designated as common stock at $0.001 par value (the “Common Stock”) and 10,000,000 shares designated as preferred stock at $.001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Fifth. The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the ByLaws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

          The Board of Directors shall be five (5) in number and the name and post office address of the Director shall be listed as follows:

Name: JOHN  PULOS
Address: 311 W Third Street, Carson City NV 89703

Name: TIM  UNWIN
Address: 311 W Third Street, Carson City NV 89703

Name: W. TOM  HODGSON

Address: 311 W Third Street, Carson City NV 89703

Name: GEORGE  KENT

Address: 311 W Third Street, Carson City NV 89703

Name: R.GEOFFREY  BROWNE

Address: 311 W Third Street, Carson City NV 89703

Sixth. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Seventh. The Resident Agent for this corporation shall be Nevada Business Center, LLC. The address of the Resident Agent, and, the registered or statutory address of this corporation in the State of Nevada, shall be: 311 W Third Street, Carson City NV 89703.

Eighth. The corporation is to have perpetual existence.

Ninth. In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized:

a)	Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the corporation.

b)

To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this corporation.

c)

By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the corporation, which, to the extent provided in the resolution, or in the By- Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee, or committees, shall have such name, or names as may be stated in the By-Laws of the corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

d)

When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the corporation.

Tenth. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Eleventh. No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

Twelfth. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

These Amended and Restated Articles of Incorporation were approved by a vote of the stockholders of the Corporation.  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment is simple majority (i.e. 50% plus one).

         /s/ Manish Z. Kshatriya

Signature

      Executive VP and CFO

Title